 NEWS RELEASE

Scott E. Willkomm Scottish Re Group Limited (441) 298-4364 scott.willkomm@scottishre.com

For release at 5 AM EST December 12, 2005

Scottish Re Group Limited Announces Commencement
Of Public Offering and Forward Sale of Ordinary Shares

Hamilton, Bermuda — (Business Wire) — December 12, 2005 — Scottish Re Group Limited (NYSE:SCT) announced today the commencement of a public offering of its ordinary shares. The Company will offer 6,000,000 newly issued ordinary shares. In addition, approximately 3,150,000 ordinary shares are being offered in connection with forward sale agreements. The Company has also granted the underwriters a 30-day option to purchase up to an additional 1,372,500 ordinary shares at the public offering price less the underwriting discount, to cover over-allotments.

Bear, Stearns & Co. Inc., Lehman Brothers Inc., Banc of America Securities LLC, Goldman, Sachs & Co., Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Fox-Pitt, Kelton Incorporated, Keefe, Bruyette & Woods, Inc. and Oppenheimer & Co. Inc. are the underwriters for the offering. Bear, Stearns & Co. Inc. and Lehman Brothers Inc. are joint book running managers for the offering.

The offering will be made under the Company’s existing shelf registration statement filed with the Securities and Exchange Commission. In connection with the offering, the Company will enter into forward sale agreements with affiliates of Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (the ‘‘forward purchasers’’) and the forward purchasers will agree to borrow and sell an aggregate of approximately 3,150,000 ordinary shares as their initial hedge of the forward sale agreements. Pursuant to the forward sale agreements, the forward purchasers will pay the Company an aggregate of approximately $75 million in approximately nine months and an aggregate of approximately $75 million in approximately twelve months, subject to the Company’s right to receive a portion of such payment prior to the settlement dates. In exchange, on each of such dates the Company will deliver to the forward purchasers a variable number of ordinary shares based on the average market price of the ordinary shares, subject to a specified floor price and cap price. Through the forward sale, the Company may retain up to the initial 20% of the appreciation of its share price through the settlement dates. The Company also has the right to net share settle or cash settle the forward sale agreements.

The Company expects to use the net proceeds from the sale of its shares, and the subsequent sale of shares under the forward sale agreements for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital and other corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement. When available, copies of the prospectus and prospectus supplement may be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179 (telephone number: (631) 274-8321) or Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Englewood, New York, 11717 (email: monica_castillo@adp.com; fax: (631) 254-7268).

ABOUT SCOTTISH RE GROUP LIMITED

Scottish Re Group Limited is a global life reinsurance specialist and issuer of customized life-insurance based wealth management products for high net worth individuals and families. Scottish Re Group Limited has operating companies in Bermuda, the Cayman Islands, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. which are rated A− (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A− (strong) by Standard & Poor's, Scottish Re Limited, which is rated A− (excellent) by A.M. Best, A (strong) by Fitch Ratings and A− (strong) by Standard & Poor's and Scottish Re Life Corporation Limited which is rated A−(excellent) by A.M. Best. Additional information about Scottish Re can be obtained from its Web site, www.scottishre.com.